Exhibit 99.1

Execution Version

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) dated November 21, 2016, is entered into between MACOM Technology Solutions Holdings, Inc., a Delaware corporation (“Parent”), Montana Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Purchaser”), and                      (“Stockholder”), with respect to (i) the shares of common stock, par value $0.01 per share (the “Shares”), of Applied Micro Circuits Corporation, a Delaware corporation (the “Company”), (ii) all securities exchangeable, exercisable or convertible into Shares and (iii) any securities issued or exchanged with respect to such Shares, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the “Company Securities”).

W I T N E S S E T H:

WHEREAS, Parent, Purchaser, Montana Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub Two”), and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) pursuant to which Purchaser will commence an exchange offer (the “Offer”) to acquire all of the Shares and the corporate goodwill associated with such shares, and, following the consummation of the Offer, (i) Purchaser will merge with and into the Company (the “First Merger”) with the result that the Company survives the First

Merger and becomes a direct or indirect wholly owned subsidiary of Parent; and (ii) immediately following the First Merger, the Company, as the surviving company of the First Merger, will merge with and into Merger Sub Two, with Merger Sub Two surviving the merger and becoming a direct or indirect wholly owned subsidiary of Parent (the “Second Merger” and together with the First Merger, the “Mergers”);

WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to dispose of the Company Securities set forth on Schedule I hereto and has the power to vote the Shares set forth thereon;

WHEREAS, Stockholder will benefit from the receipt of significant cash proceeds resulting from the consummation of the Offer, including an amount intended to compensate Stockholder for the value of the corporate goodwill associated with Stockholder’s Shares;

WHEREAS, as a condition and inducement to the willingness of Parent and Purchaser to enter into the Merger Agreement, Stockholder has agreed to execute and deliver this Agreement;

WHEREAS, Parent and Purchaser would incur a significant loss of the corporate goodwill associated with Stockholder’s Shares if Stockholder were to breach this Agreement; and

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Certain Covenants.

1.1    Company Securities Lock-Up.

(a)    Subject to Section 1.3, except as contemplated by the Merger Agreement, Stockholder hereby covenants and agrees that between the date hereof and the Termination Date (as defined below), Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Company Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, Stockholder may transfer any or all of his, her or its Company Securities as follows: (i) in the case of a Stockholder that is an entity, to any parent entity, subsidiary or affiliate under common control with such Stockholder, or to a partner or member of Stockholder, and (ii) in the case of a Stockholder that is an individual, to Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or qualified as a charitable organization under the equivalent laws of Canada or its provinces; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (A) each person to which any of such Company Securities or any interest in any of such Company Securities is or may be transferred shall have executed and delivered to Parent and Purchaser a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Section 1.1 of this Agreement, and (B) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms. Any attempt by Stockholder to transfer any or all of the Company Securities or any interest therein in violation of this Section 1.1 shall be null and void, regardless of whether the proposed transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement. In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of Company Securities if such transfer would constitute a violation or breach of this Section 1.1.

1.2    Certain Events. This Agreement and the obligations hereunder will attach to the Company Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Company Securities passes, whether by operation of Law or otherwise, including without limitation, Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional Shares or other Company Securities of the Company issued to or acquired by Stockholder.

1.3    Tender of Company Securities. Stockholder agrees, in exchange for the consideration described in the Merger Agreement, (a) to promptly (and, in any event, not later than ten (10) Business Days) following the commencement of the Offer validly tender (and deliver any certificates evidencing) the Shares owned, or cause such Shares to be validly tendered, as of the date hereof and set forth on Schedule I hereto to Purchaser in the Offer, pursuant to and in accordance with the procedures set forth in the Offer Documents, free and clear of any Liens, and (b) if Stockholder thereafter acquires any additional Shares prior to the Acceptance Time, to promptly (and in any event, not later than two (2) Business Days after Stockholder acquires such additional Shares) validly tender (and deliver any certificates evidencing) such Shares, or cause such Shares to be validly tendered, into the Offer pursuant to and in accordance with the terms of the Offer, free and clear of any Liens. Unless this Agreement has been terminated in accordance with its terms, Stockholder shall not withdraw, and not permit to be withdrawn, any such Shares so tendered unless the Offer is terminated.

1.4    Public Announcement. Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by Law, including any filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Section 1.4 shall terminate and be null and void upon the earlier of (i) the Termination Date and (ii) consummation of the Mergers.

1.5    Disclosure. Stockholder hereby authorizes Parent and Purchaser to publish and disclose in any announcement or disclosure required by the SEC, The Nasdaq Global Select Market or any other national securities exchange and in the Offer Documents (including all documents and schedules filed with the SEC in connection with the foregoing), its identity and ownership of the Company Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent and Purchaser hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC or The Nasdaq Global Select Market or any other national securities exchange.

1.6    Withdrawal Rights. Stockholder agrees that once the Shares are tendered in the Offer, Stockholder shall promptly notify Parent that such Shares have been tendered. Each of Parent and Purchaser agrees that Stockholder may withdraw the Shares from the Offer at any time following (i) the termination of this Agreement in accordance with its terms, (ii) upon the Offer being terminated in accordance with the terms of the Merger Agreement, or (iii) the termination of the Merger Agreement pursuant to its terms, prior to the consummation of the Offer. Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company equity award held by the Stockholder.

2.    Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Purchaser, as of the date hereof, that:

2.1    Ownership. Stockholder has good and marketable title to, and is the sole legal and beneficial owner of, the Company Securities set forth on Schedule I hereto, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities laws or under the Company’s governance documents or under any registration rights agreement between the Company and Stockholder (collectively, “Liens”). At the time Purchaser purchases the Shares pursuant to the Offer, Stockholder will transfer and convey to Parent or its designee good and marketable title to the Shares included in the Company Securities, free and clear of all Liens created by or arising through Stockholder.

2.2    Authorization. Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Company Securities with no restrictions on its voting rights or rights of disposition pertaining thereto. Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and the Company Securities constitute community property, this Agreement has been duly authorized, executed and delivered by Stockholder’s spouse, and this Agreement is a legal, valid and binding agreement of Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement, understanding, or Law binding upon Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Stockholder’s ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have an adverse effect on Stockholder’s ability to vote or dispose of any of the Company Securities. The Stockholder has not previously assigned or sold any of the Company Securities set forth on Schedule I hereto to any third party.

2.4    Stockholder Has Adequate Information. Stockholder is a sophisticated seller with respect to the Company Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Company Securities and has independently and without reliance upon either Purchaser or Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that neither Purchaser nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the agreements contained herein with respect to the Company Securities by Stockholder are irrevocable (prior to the Termination Date), and that Stockholder shall have no recourse to the Company Securities, Parent or Purchaser, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

2.5    No Setoff. There are no legal or equitable defenses or counterclaims that have been asserted by or on behalf of the Company or Stockholder to reduce the amount of the Company Securities or affect the validity or enforceability of the Company Securities.

3.    Representations and Warranties of Parent and Purchaser. Parent and Purchaser hereby represent and warrant to Stockholder, as of the date hereof, that:

3.1    Authorization. Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent and Purchaser have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

3.2    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent or Purchaser, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on either Parent’s or Purchaser’s ability to satisfy its obligations under this Agreement.

4.    Survival of Representations and Warranties. The respective representations and warranties of Stockholder, Parent and Purchaser contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall not survive the Termination Date, subject to Section 6.1.

5.    Specific Performance. Stockholder acknowledges that Purchaser and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Purchaser and Parent upon the breach by Stockholder of such covenants and agreements, Purchaser and Parent shall have the right to obtain preliminary and permanent injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements, without having to post bond.

6.    Miscellaneous.

6.1    Term. This Agreement and all obligations hereunder shall terminate upon the earlier of (a) the day after the Mergers are consummated, (b) the termination of the Merger Agreement pursuant to its terms and, if due in connection therewith, the payment in full of the Termination Fee (as defined in the Merger Agreement) , (c) the mutual written consent of (x) Parent and Purchaser, on the one hand and (y) the Stockholder, on the other, or (d) such date and time as any amendment or change to the Merger Agreement or the Offer is effected without Stockholder’s consent that decreases the amount, or changes the form or (except with respect to extensions of the Offer in accordance with the terms of the Merger Agreement) timing of consideration payable to all stockholders of the Company pursuant to the terms of the Merger Agreement, or that imposes conditions to the Offer in addition to the original conditions to the Offer set forth in Annex A to the Merger Agreement or modifies such conditions in a manner adverse to the Stockholder (the earliest of (a), (b), (c) or (d), the “Termination Date”). Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party from liability arising from any willful breach prior to such termination.

6.2    Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Company Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any Representative of Stockholder, as applicable, serving on the Company Board of Directors or as an officer or fiduciary of the Company, acting in such person’s capacity as a director, officer or fiduciary of the Company.

6.3    Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.4    Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5    Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7    Assignment. Without limitation of Section 1.1, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Purchaser may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Purchaser without such prior written approval but no such assignment shall relieve Parent or Purchaser of any of its obligations hereunder. Any purported assignment requiring consent without such consent shall be void.

6.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.9    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier or by electronic mail (with receipt confirmed by telephone), or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)    If to Parent or Purchaser, to:

MACOM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

Attn: Clay Simpson

Email: clay.simpson@macom.com

Telephone:    (978) 656-2500

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attn: Marko Zatylny

Email:marko.zatylny@ropesgray.com

Telephone:    (617) 951-7000

(b)    If to Stockholder, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

6.10    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to any principles of conflicts of Laws that would result in the application of the Laws of any other jurisdiction.

6.11    Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12    Further Assurances. From time to time, at Parent’s request and without further consideration, Stockholder (in its capacity as such) shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.13    Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

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IN WITNESS WHEREOF, Parent, Purchaser and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

MACOM Technology Solutions Holdings, Inc.

By:
Name:
Title:

Montana Merger Sub I, Inc.

By:
Name:
Title:

STOCKHOLDER:

Name:

SCHEDULE I

TO SUPPORT AGREEMENT

1. Company	Securities held by Stockholder:

Stockholder	Shares	Options to Purchase Shares	Restricted Stock Units (including Company MSUs)	Other

2.	Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

Stockholder:

Email:

with a copy to:

Email:

and with a copy to:

Email: